                                                          Exhibit 15


                ACKNOWLEDGMENT LETTER OF INDEPENDENT AUDITORS





Shareholders and Board of Directors
KeyCorp



We are aware of the incorporation by reference in KeyCorp's Registration Statement on Form S-4 pertaining to the merger of First Citizens Bancorp of Indiana with and into KeyCorp dated September 22, 1994, of our reports dated April 19, 1994 and July 18, 1994 relating to the unaudited consolidated interim financial statements of KeyCorp, included in its Forms 10-Q for the quarters ended March 31, 1994 and June 30, 1994.

Pursuant to Rule 436(c) of the Securities Act of 1933, our report is not a part of the Registration Statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.


                                                ERNST & YOUNG


Cleveland, Ohio
September 22, 1994